IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822.2330	July 9, 2007 Tim Ryan, The Trout Group 646.378.2924

NEOPROBE CEO INCREASES INVESTMENT IN COMPANY
President and CEO Invests $1 million Confirming Confidence in Company

DUBLIN, OHIO - July 9, 2007 - Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that David Bupp, its President and CEO and certain members of his family last week purchased a $1 million convertible note and warrants of the Company.

The note is convertible into common stock of the Company at $0.31, a 25% premium to the average closing market price of the Company’s common stock for the 5 days preceding the July 3, 2007 closing of the transaction. The note bears interest at 10% per annum during its 1-year term and is repayable in whole or in part by the Company with no penalty. In addition, the Company issued the purchasers 500,000 warrants to purchase common stock of the Company, also exercisable at $0.31 per share over a period of 5 years.

Mr. Bupp had disclosed his desire to invest to the Board of Directors in June, and the Board in turn established a Special Committee of independent directors to evaluate Mr. Bupp’s proposal to avoid any appearance of conflict of interest. The independent directors of the Board expressly approved the transaction.

Mr. Bupp stated, “I believe the greatest expression of my continuing confidence in and commitment to Neoprobe Corporation is the fact that I am again investing my personal funds in the Company. The Company is making progress on a daily basis on all fronts, and I believe that this transaction will provide the Company with the bridge financing needed to see us through to the achievement of a number of near-term milestones leading up to the commencement of Phase 3 clinical trials for Lymphoseek®.”

About Neoprobe

Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.